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                                                                     EXHIBIT 4.1

                              CERTIFICATE OF DESIGNATION
                                          OF
                             FIRST PACIFIC NETWORKS, INC.

                        Pursuant to Section 151 of the General
                       Corporation Law of the State of Delaware
                                  ------------------

                               SERIES G PREFERRED STOCK

         First Pacific Networks, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation:
              RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board") by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there hereby is created, out of the 6,060,000 shares of Preferred Stock, par value $0.001 per share, of the Corporation authorized in Article III of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock of the Corporation consisting of 5,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:

         1. DESIGNATION. The designation of the series of Preferred Stock fixed by this resolution shall be "Series G Preferred Stock" (hereinafter referred to as the "Series G Preferred Stock").

         2.   CONVERSION RIGHTS.
              (a) RIGHT TO CONVERT. The total number of original shares of Series G Preferred Stock acquired by any holder may be converted, at the option of the holder thereof, at any time following the sixtieth (60th) day following the date of original issuance thereof without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of common stock, $0.001 par value per share, of the Corporation (the "Common Stock") as is determined by dividing (i) the sum of (a) $1,000 plus (b) the amount of all declared but unpaid dividends on the shares of Series G Preferred Stock being so converted by (ii) the Conversion


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Price (determined as hereinafter provided) in effect at the time of conversion.
The "Conversion Price" shall be equal to the lower of (i) one hundred twenty percent (120%) of the average of the closing bid price of the Common Stock for the three trading days immediately preceding the date of initial issuance of the Series G Preferred Stock or (ii) eighty-five percent (85%) of the average closing bid price of a share of Common Stock as reported on the NASDAQ SmallCap Market (or, in the event that such security is not traded on the NASDAQ SmallCap Market, such other national or regional securities exchange or automated quotations system upon which the Common Stock is listed and principally traded or, in the event that the Common Stock is not listed on any exchange or quoted on the NASDAQ Stock Market, any trading market in which quotes can be obtained) over the three consecutive trading days immediately preceding the date of the Conversion Notice (as defined in Section 2(b) hereof).
              (b) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series G Preferred Stock. If upon conversion of shares of Series G Preferred Stock held by a registered holder which are being converted, such registered holder would, but for the provisions of this Section 2(b), receive a fraction of a share of Common Stock thereon, then in lieu of any such fractional share to which such holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series G Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series G Preferred Stock, and shall give written notice (the "Conversion Notice") to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name


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or the name or names of its nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, but in any event within three business days of the date of its receipt of the original Conversion Notice and the certificate or certificates representing the shares of Series G Preferred Stock to be converted, issue and deliver or cause to be issued and delivered to such holder of Series G Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made on the date that the Corporation first receives the Conversion Notice, by telecopier or otherwise, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the conversion of any shares of Series G Preferred Stock, such shares shall be restored to the status of authorized but unissued shares of Preferred Stock and may be reissued by the Corporation at any time.
              (c) NOTICES OF RECORD DATE. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series G Preferred Stock at least twenty (20) days prior to the record date specified therein, a



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notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up.
              (d) STOCK DIVIDENDS; STOCK SPLITS; ETC. In the event that the Corporation shall (i) take a record of holders of shares of the Common Stock for the purpose of determining the holders entitled to receive a dividend payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock,
(iii) combine the outstanding shares of Common Stock into a smaller number of shares or (iv) issue, by reclassification of the Common Stock, any other securities of the Corporation, then, in each such case, the Conversion Price then in effect shall be adjusted so that upon the conversion of each share of Series G Preferred Stock then outstanding the number of shares of Common Stock into which such shares of Series G Preferred Stock are convertible after the happening of any of the events described in clauses (i) through (iv) above shall be the number of such shares of Common Stock into which such shares of Series G Preferred Stock would have been converted if so converted immediately prior to the happening of such event or any record date with respect thereto.
              (e) MANDATORY CONVERSION. If not sooner converted, all outstanding shares of Series G Preferred Stock shall be subject to mandatory conversion on the second anniversary of the date of original issuance thereof.


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For purposes of clause (b) above, such second anniversary date shall be deemed to be the date on which the Corporation receives a Conversion Notice with respect to the then outstanding shares of Series G Preferred Stock.
              (f) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the then outstanding shares of Series G Preferred Stock.

         3. DIVIDEND RIGHTS OF SERIES G PREFERRED STOCK. Subject to the dividend provisions fixed by the Board for any series of Preferred Stock designated by the Board in the future, the holders of Series G Preferred Stock shall be entitled to receive dividends, out of any assets at the time legally available therefor, when and as declared by the Board. No cash dividends shall be paid on any Common Stock unless at the same time a dividend is paid with respect to all outstanding shares of Series G Preferred Stock in an amount for each such share of Series G Preferred Stock equal to the aggregate amount of such dividends payable on that number of shares of Common Stock into which each such share of Series G Preferred Stock could then be converted on the date of the declaration of the dividend assuming, if it is not otherwise the case, that the Series G Preferred Stock was convertible at the option of the holders of Series G Preferred Stock on such date pursuant to the provisions of Section 6(a) below.

         4. VOTING RIGHTS OF SERIES G PREFERRED STOCK. Except as otherwise required by law, the holders of outstanding shares of Series G Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Corporation.

         5. PREFERENCE ON LIQUIDATION. Subject to the liquidation preferences of any series of Preferred Stock other than the Series G Preferred


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Stock, including, without limitation, any liquidation preferences that provides for payments to any series of Preferred Stock or the Common Stock prior to or on a parity with any payment to holders of the Series G Preferred Stock provided for below (including any preferences that provide for additional parity or non-parity payments to the holders of the Series G Preferred Stock), in the event of any liquidation, dissolution or winding up of the Corporation, distributions to holders of Series G Preferred Stock, holders of Series F Preferred Stock, holders of Series E Preferred Stock, holders of Series D Preferred Stock, holders of Series C Preferred Stock, holders of Series B Preferred Stock, holders of Series A Convertible Preferred Stock (the "Series A Preferred Stock") and holders of Common Stock shall be made in the following manner:

              (a) The holders of Series G Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of (i) $1,000 per share of each share of Series G Preferred Stock then held by them, adjusted for any stock split, stock combination, stock distribution or stock dividend with respect to such shares and (ii) an amount equal to all declared but unpaid dividends on the Series G Preferred Stock as provided in Section 2 above. The Series G Preferred Stock shall rank on a parity with the Series A Preferred Stock with respect to Article III, Section A.4 of the Certificate of Incorporation (the "Series A Liquidation Section"), Section 3 of the Certificate of Designation of the Series C Preferred Stock (the "Series C Liquidation Section"), Section 3 of the Certificate of Designation of the Series D Preferred Stock (the "Series D Liquidation Section"), Section 5 of the Certificate of Designation of the Series E Preferred Stock (the "Series E Liquidation Section"), and Section 5 of the Certificate of Designation of the Series F Preferred Stock


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(the "Series F Liquidation Section") as to the distribution of assets and funds upon dissolution, liquidation or winding up of the Corporation, with the effect stated in the Series A Liquidation Section, the Series C Liquidation Section, the Series D Liquidation Section, Series E Liquidation Section and the Series F Liquidation Section.
              (b) After payment in full to (i) the holders of Series G Preferred Stock of all amounts exclusively payable on or with respect to said shares pursuant to Section 5(a) above, (ii) the holders of Series F Preferred Stock of all amounts exclusively payable on or with respect to said shares pursuant to the Series F Liquidation Section, (iii) the holders of the Series E Preferred Stock of all amounts exclusively payable on or with respect to said shares pursuant to the Series E Liquidation Section, (iv) the holders of the Series D Preferred Stock of all amounts exclusively payable on or with respect to said shares pursuant to the Series D Liquidation Section (v) the holders of Series C Preferred Stock of all amounts exclusively payable on or with respect to said shares pursuant to the Series C Liquidation Section and (vi) the holders of Series A Preferred Stock of all amounts exclusively payable on or with respect to said shares pursuant to the Series A Liquidation the holders of the Common Stock and Series B Preferred Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to the stockholders upon the dissolution, liquidation or winding up of the Corporation. If the assets and funds available for distribution among the holders of the Common Stock and among the holders of the Series B Preferred Stock or of any other series of Preferred Stock ranking on a parity with the Common Stock with respect to this Section 5(b) as to the distribution of assets upon such dissolution, liquidation or winding up shall be insufficient to permit the payment to such holders of their full liquidation payments, then the entire remaining assets and funds of the Corporation legally available for


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such distribution shall be distributed ratably among such holders in proportion to their aggregate preferential amounts.
              (c) A consolidation or merger of the Corporation with or into another corporation or entity in a transaction involving the disposition of more than fifty percent (50%) of other voting power of the Corporation, or a sale of all or substantially all of the assets of the Corporation (a "Sale of the Corporation") shall be regarded as a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 5. The Corporation shall not consummate a Sale of the Corporation before the expiration of ten (10) days after mailing written notice of the proposed Sale of the Corporation to the holders of record of the Series G Preferred Stock (the "Sale of the Corporation Notice").
         6. REDEMPTION RIGHTS. (a) In the event that the Corporation has issued 5,000,000 or more shares of Common Stock upon the conversion of shares to Series G Preferred Stock, the Corporation shall have the right to redeem the remaining outstanding shares of Series G Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (i) $1,000 per share, (ii) the amount of all accrued but unpaid dividends with respect to the shares being redeemed and (iii) an amount equal to twenty-five percent (25%) of the aggregate amount referred to in clauses (i) and (ii) (collectively, the "Cash Redemption Price"); provided, however, that the Corporation shall not be entitled to redeem any shares of Series G Preferred Stock unless it has given the holder of such shares written notice of such redemption (the "Redemption Notice") prior to the date that the holder submits a Conversion Notice with respect to such shares.
In the event that the Corporation delivers a timely Redemption Notice, the Cash Redemption Price will be paid to the holder of the shares to be redeemed within five (5) business days of the date of the Redemption Notice, by certified or official bank check, upon the surrender of



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the certificate(s) representing the shares of Series G Preferred Stock being so redeemed.
         (b) If after 75 days from the date of issuance of the Series G Preferred Stock, the average closing bid price of the Common Stock of the Corporation is less than one hundred twenty percent (120%) of the average of the closing bid price of the Common Stock for the three trading days immediately preceding the date of initial issuance of the Series G Preferred Stock for a period of 5 consecutive trading days, the Corporation shall have the right to redeem the outstanding shares of Series G Preferred Stock, in whole or in part, at the Cash Redemption Price; provided, however, that the Corporation shall be required to give the holder of such shares 10 days prior written notice of such redemption (the "Notice Period"). In addition, the holder shall have the right, at any time during the Notice Period, to elect to convert such holder's shares of Series G Preferred Stock by submitting a Conversion Notice to the Corporation in accordance with the terms of Section 2(b) hereof. In the event that the holder does not elect to convert such shares during the Notice Period, the Cash Redemption Price will be paid to the holder of the shares to be redeemed within five (5) business days of the date of the Redemption Notice, by certified or official bank check, upon the surrender of the certificate(s) representing the shares of Series G Preferred Stock being so redeemed.


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be signed by its President, and attested by its Secretary, this 25th day of September, 1996.
                                       FIRST PACIFIC NETWORKS, INC.



                                       By: /s/ M. Peter Thomas
                                           -------------------
                                            M. Peter Thomas
                                            President

Attest:



By:/s/ Kenneth W. Schneider
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    Kenneth W. Schneider
    Corporate Secretary


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